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Exhibit 99.1


CE Software Holdings, Inc. Announces Completion of Merger

Shareholders approve merger with Lightning Rod Software

West Des Moines, Iowa, April 28, 2000 -- CE SOFTWARE HOLDINGS, INC.
(Nasdaq SC Symbol: CESH) today announced that the merger with Lightning
Rod Software, Inc., previously Atio Corporation USA, Inc., has been completed. The merger was approved at the Company's annual shareholder meeting held in Minneapolis yesterday and merger documents were filed today to officially merge the two companies. As a result of the Merger, the Company will assume the Lightning Rod Software name. The shares will continue to trade on the Nasdaq SmallCap Market under the CESH symbol until Tuesday, May 2, 2000, at which time the Company expects the shares will trade under the symbol LROD.

As anticipated in the agreement and plan of merger, all shares of the Company's operating subsidiary, CE Software, Inc., will be distributed to shareholders of record as of the close of business today. The Company anticipates that shares in CE Software, Inc will begin trading on the Over
The Counter Bulletin Board some time after May 2, 2000 and shareholders are encouraged to visit http://www.cesoft.com for more details.
Christian Gurney, president of CE Software Holdings, Inc., presided at the shareholders meeting. Willem Ellis, who is president and CEO of Lightning Rod Software, Inc. and will assume the titles of president and CEO of the surviving corporation, introduced the shareholders to the business of Lightning Rod Software, Inc. At the effective time of the merger, the members of board and officers of CE Software Holdings, Inc. relinquished their positions to the new board of directors and officers of Lightning Rod Software, Inc., in accordance with the agreement and plan of merger.

About CE Software

For more than a decade, CE Software, Inc., a wholly owned subsidiary of CE SOFTWARE HOLDINGS, INC. (Nasdaq SC Symbol: CESH), has developed automation utilities and E-mail software that save time and effort for millions of Microsoft Windows 95/98, Windows NT/2000 and Macintosh users. For more information: (515) 221-1801 or http://www.cesoft.com.

About Lightning Rod Software

Based in Minneapolis, MN, Lightning Rod Software (http://www. lightrodsoft.com) is a global leader in multi-channel, real-time customer interaction solutions for e-businesses. With Lightning Rod's Interaction Manager, Website visitors are able to contact e-businesses using their preferred interaction method, such as Chat, Web-callback, email, or phone. Lightning Rod clients include e-tail sites such as http://www.babystyle.com, http://www.boo.com, and online trading site http://www.stockwalk.com.
This release contains forward-looking statements relating to the Company's operations that are based on management's current expectations, estimates and projections and are subject to certain risks, trends and uncertainties and actual developments may differ materially from those projected. Words such as "expects," "looks," "anticipates," "plans," "intends," "projects," "potential," "committed" and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Some of the important factors that could cause actual results to vary significantly from management's expectations noted in these forward looking statements include product performance, customer preferences and industry consolidation. For a discussion of important factors that could affect the Company's results, the reader is encouraged to refer to the Company's annual report or Form 10-KSB and quarterly Form 10-QSB.